Exhibit 99.1

FIRST CLOVER LEAF FINANCIAL CORP.
ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

August 11, 2015

Edwardsville, Illinois – First Clover Leaf Financial Corp. (the “Company”) (Nasdaq:FCLF) today reported unaudited net income of $1,212,000 for the second quarter of 2015 compared to $710,000 for the same quarter in 2014, an increase in earnings of $502,000, or 70.7%. Highlighting our strong operating performance was revenue growth from an increase in average loans and an increase in non-interest income. Basic and diluted earnings per share were $0.17 for the second quarter of 2015 compared to $0.10 for the same quarter in 2014.   “We are pleased with the increased earnings we are reporting for the second quarter,” noted P. David Kuhl, President and CEO.  “We continue to execute on our strategic plan and move forward despite the very competitive market conditions in which we operate.” While loans, net, decreased to $393,069,712 at June 30, 2015 from $400,904,404 at December 31, 2014, the commercial loan portfolio increased to $147,066,000 at June 30, 2015 from $129,415,000 at December 31, 2014. This represented a 13.6% increase in the commercial loan portfolio. Mr. Kuhl reported, “We are very pleased with our increased commercial activity. Growth in this area highlights our ability to deepen and grow customer relationships, as well as gain new customers and market share.”

For the six months ended June 30, 2015, unaudited net income was $2,684,000, an increase of $1,197,000, or 80.5% compared to $1,487,000 for the six months ended June 30, 2014.  In addition to revenue growth and higher non-interest income, the Company recorded a $500,000 credit provision for loan losses during the six-month period ended June 30, 2015.  Basic and diluted earnings per share were $0.38 for the first half of 2015 compared to $0.21 for the same period in 2014.

Net interest income after credit for loan losses was $4,436,000 for the second quarter of 2015, which was $301,000 higher than the same quarter in 2014.  For the six months ended June 30, 2015, net interest income after credit for loan losses was $9,281,000, which was $1,109,000 higher than the same period in 2014.

Non-interest income increased to $741,000 for the second quarter of 2015 compared to $372,000 for the same period in 2014.  Non-interest income increased to $1,339,000 for the six months ended June 30, 2015 compared to $749,000 for the same period in 2014.  For the three and six months ended June 30, 2015, non-interest income increased primarily due to increases in gain on sale of loans, service fees on deposits and other service charges and fees, as well as a reduction in loss on sale of foreclosed assets compared to the same periods in 2014.

The non-interest category showing the greatest increase was gain on sale of loans, which totaled $295,000 for the quarter ended June 30, 2015 compared to $187,000 for the same quarter in 2014.  Gain on sale of loans totaled $476,000 for the six months ended June 30, 2015 compared to $213,000 for the six months ended June 30, 2014.  These increases were due to a higher volume of loan sales for the three and six months ended June 30, 2015 compared to the same periods in 2014.  Mr. Kuhl reported, “In an effort to increase loan gains, the Company has added additional one-to-four family real estate products and will continue the focus on increasing the volume of loans originated and sold.”  The Company sold loans totaling $17.3 million and $6.4 million during the six months ended June 30, 2015 and 2014, respectively.

About Us.
First Clover Leaf Financial Corp. is the bank holding company for First Clover Leaf Bank, National Association.  First Clover Leaf Bank is a nationally-chartered community bank.  First Clover Leaf Bank conducts business from its headquarters in Edwardsville, Illinois with five branch offices located in Madison County, Illinois as well as a branch office in St. Clair County, Illinois, and a loan production office in Clayton, Missouri.

Forward-Looking Statements.
When used in this press release, the words or phrases “will,” “are expected to,” “we believe,” “should,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including, but not limited to changes in general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; changes in laws or government regulations or policies affecting financial institutions, including Basel III, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations issued thereunder; our ability to enter new markets successfully and capitalize on growth opportunities; our ability to successfully integrate acquired entities, if any; changes in consumer spending, borrowing and savings habits; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board; changes resulting from shutdowns of the federal government; changes in our organization, compensation and benefit plans; changes in our financial condition or results of operations that reduce capital available to pay dividends; and changes in the financial condition or future prospects of issuers of securities that we own, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution you not to place undue reliance on any such forward-looking statements, which only speak as of the date made. The Company wishes to advise you that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.  Additional factors that could affect our results may be discussed in reports we file with the Securities and Exchange Commission.

The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FIRST CLOVER LEAF FINANCIAL CORP.
Consolidated Balance Sheets

	June 30,	December 31,
	2015	2014
	(Unaudited)
ASSETS

Total cash and cash equivalents	$42,991,242	$49,066,462
Securities available for sale	104,399,874	104,470,692
Loans, net of allowance for loan losses of $5,899,024 and $5,561,442 at June 30, 2015 and December 31, 2014, respectively	393,069,712	400,904,404
Property and equipment, net	10,128,247	10,380,310
Goodwill	11,385,323	11,385,323
Bank-owned life insurance	15,108,993	14,876,960
Foreclosed assets	3,797,198	3,887,587
Other assets	12,106,907	12,643,062

Total assets	$592,987,496	$607,614,800

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Total deposits	$479,400,131	$510,306,639
Federal Home Loan Bank advances	17,491,615	2,487,745
Securities sold under agreements to repurchase	11,740,027	11,848,266
Other liabilities	5,562,390	5,842,257
Total liabilities	514,194,163	530,484,907

Stockholders' Equity
Total stockholders' equity	78,793,333	77,129,893

Total liabilities and stockholders' equity	$592,987,496	$607,614,800

FIRST CLOVER LEAF FINANCIAL CORP.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Interest and dividend income:
Interest and fees on loans	$4,429,579	$4,102,934	$8,723,018	$8,135,545
Securities	538,004	594,174	1,111,210	1,191,586
Interest-earning deposits, federal funds sold, and other	54,721	61,815	105,997	112,878
Total interest and dividend income	5,022,304	4,758,923	9,940,225	9,440,009

Interest expense:
Deposits	522,875	527,261	1,047,503	1,071,778
Other	63,438	97,169	111,738	196,391
Total interest expense	586,313	624,430	1,159,241	1,268,169

Net interest income	4,435,991	4,134,493	8,780,984	8,171,840

Provision (credit) for loan losses	-	-	(500,000)	-

Net interest income after provision (credit)for loan losses
	4,435,991	4,134,493	9,280,984	8,171,840

Non-interest income:
Service fees on deposit accounts	123,403	117,024	230,311	205,729
Other service charges and fees	117,241	103,861	231,094	194,221
Loan servicing fees	74,833	68,868	147,601	140,509
Gain on sale of loans	294,971	186,645	476,092	212,700
Other	130,178	(104,513)	253,954	(3,697)
	740,626	371,885	1,339,052	749,462

Non-interest expense:
Compensation and employee benefits	1,925,756	1,779,872	3,777,393	3,591,032
Occupancy expense	365,392	424,185	756,151	827,711
Data processing services	184,644	195,467	376,434	380,840
Director fees	49,933	42,800	97,683	85,650
Professional fees	134,102	176,917	261,446	300,030
FDIC insurance premiums	94,000	120,000	204,000	237,102
Foreclosed asset related expenses	35,039	182,968	37,238	257,417
Other	718,101	687,350	1,350,933	1,291,269
	3,506,967	3,609,559	6,861,278	6,971,051

Income before income taxes	1,669,650	896,819	3,758,758	1,950,251

Income tax expense	457,170	187,010	1,075,024	463,289

Net income	$1,212,480	$709,809	$2,683,734	$1,486,962

Basic and diluted earnings per share	$0.17	$0.10	$0.38	$0.21
Dividends per share	$0.06	$0.06	$0.12	$0.12